Exhibit 99.1
Rackspace Technology Reports Fourth Quarter and Full Year 2020 Results

•Fourth Quarter Revenue of $716 million, up 14% Year-over-Year; 2020 Revenue of $2,707 million, up 11% Year-over-Year
•Fourth Quarter Bookings of $293 million, an increase of 27% Year-over-Year; 2020 Bookings of $1,126 million, an increase of 61% Year-over-Year
•Fourth Quarter Net loss of $(64) million, or $(0.32) per diluted share; 2020 Net loss of $(246) million, or $(1.37) per diluted share
•Fourth Quarter Adjusted EBITDA was $199 million and 2020 Adjusted EBITDA was $763 million; Adjusted EBITDA margin was 28% for both Fourth Quarter and Full Year 2020
•Fourth Quarter Non-GAAP Earnings Per Share of $0.26, up 24% Year-over-Year; 2020 Non-GAAP Earnings Per Share of $0.83, up 118%

SAN ANTONIO, February 18, 2021 – Rackspace Technology, Inc. (Nasdaq: RXT), a leading end-to-end multicloud technology solutions company, today announced results for its fourth quarter and year ended December 31, 2020.

Kevin Jones, Chief Executive Officer, commented, “The fourth quarter capped off a fantastic year for Rackspace Technology. Our success in energizing sales bookings in 2020 continues to drive-double digit revenue growth. In addition we are seeing very strong earnings leverage as earnings growth outpaced revenue growth for both the fourth quarter and the full year.”

Mr. Jones continued, “We believe Rackspace Technology is extremely well positioned to capitalize on the tectonic shift to the cloud. We have the people, partners, expertise and automation to help customers of all sizes optimize their multicloud journey, all wrapped in the fanatical customer experience for which we are known. In 2020 we made great progress towards becoming the leading pure play multicloud services and solutions company and set the stage for years of incremental revenue growth, earnings growth, and enhancement of shareholder value.”

Fourth Quarter 2020 Results

Revenue was $716 million in the fourth quarter of 2020, an increase of 14% as compared to revenue of $627 million in the fourth quarter of 2019. Revenue for the fourth quarter of 2020 was positively impacted by the acquisition of Onica Holdings LLC (“Onica”) in November 2019 as well as new customer acquisitions and growing customer spend in our Multicloud Services and Apps & Cross Platform segments. On a constant currency basis, after giving effect to the acquisition of Onica as if it had occurred on January 1, 2019, revenue increased 11% in the fourth quarter of 2020 as compared to the fourth quarter of 2019.

Revenue from our Core Segments (“Core Revenue”), comprised of Multicloud Services and Apps & Cross Platform, increased 18% in the fourth quarter of 2020 as compared to the fourth quarter of 2019. On a constant currency basis, after giving effect to the acquisition of Onica as if it had occurred on January 1, 2019, Core Revenue increased 14% in the fourth quarter of 2020 as compared to the fourth quarter of 2019.

Bookings were $293 million in the fourth quarter of 2020, an increase of 27% as compared to Bookings of $231 million in the fourth quarter of 2019. After giving effect to the acquisition of Onica as if it had occurred on January 1, 2019, Bookings increased 27% in the fourth quarter of 2020 as compared to the fourth quarter of 2019.

Net loss was $(64) million in the fourth quarter of 2020, compared to net loss of $(47) million in the fourth quarter of 2019.

Adjusted EBITDA was $199 million in the fourth quarter of 2020, an increase of 6% as compared to Adjusted EBITDA of $188 million in the fourth quarter of 2019.

Net loss per diluted share was $(0.32) in the fourth quarter of 2020, compared to net loss per diluted share of $(0.28) in the fourth quarter of 2019.

Non-GAAP Earnings Per Share was $0.26 in the fourth quarter of 2020, an increase of 24% as compared to Non-GAAP Earnings Per Share of $0.21 in the fourth quarter of 2019.

Capital expenditures were $51 million in the fourth quarter of 2020, compared to $58 million in the fourth quarter of 2019.

Full Year 2020 Results

Revenue was $2,707 million in 2020, an increase of 11% as compared to revenue of $2,438 million in 2019. Revenue for full year 2020 was positively impacted by the acquisition of Onica in November 2019 as well as new customer acquisitions and growing customer spend in our Multicloud Services and Apps & Cross Platform segments. On a constant currency basis, after giving effect to the acquisition of Onica as if it had occurred on January 1, 2019, revenue increased 6% in 2020 compared to 2019.

Core Revenue increased 15% in 2020 as compared to 2019. On a constant currency basis, after giving effect to the acquisition of Onica as if it had occurred on January 1, 2019, Core Revenue increased 9% in 2020 as compared to 2019.

Bookings were $1,126 million in 2020, an increase of 61% as compared to Bookings of $701 million in 2019. After giving effect to the acquisition of Onica as if it had occurred on January 1, 2019, Bookings increased 40% in 2020 as compared to 2019.

Net loss was $(246) million in 2020, compared to net loss of $(102) million in 2019.

Adjusted EBITDA was $763 million in 2020, an increase of 3% as compared to Adjusted EBITDA of $743 million in 2019.

Net loss per diluted share was $(1.37) in 2020, compared to net loss per diluted share of $(0.62) in 2019.

Non-GAAP Earnings Per Share was $0.83 in 2020, an increase of 118% as compared to Non-GAAP Earnings Per Share of $0.38 in 2019.

Capital expenditures were $225 million in 2020, compared to $210 million in 2019.

As of December 31, 2020, we had cash and cash equivalents of $105 million with no balance outstanding on our Revolving Credit Facility.

2021 Financial Outlook

Rackspace Technology is establishing guidance for full year 2021, as follows:

	FY 2021 Guidance	2020 Actual	Implied 2021 Growth at Midpoint
Revenue	$2.9-$3.1 billion	$2.7 billion	11%
Core Revenue	$2.7-$2.9 billion	$2.5 billion	13%
Non-GAAP Operating Profit	$500-$530 million	$473 million	9%
Non-GAAP Earnings Per Share	$0.95-$1.05	$0.83	20%

Rackspace Technology is also providing additional outlook items for full year 2021 as follows:

Non-GAAP Other Income (Expense)[1]	($226)-($233) million
Non-GAAP Tax Expense Rate	26%
Non-GAAP Weighted Average Shares	210-214 million
1 Non-GAAP Other Income (Expense) is only expected to include interest expense.

Definitions of non-GAAP financial measures and the reconciliations to the most directly comparable measures in accordance with generally accepted accounting principles in the United States (“GAAP”) are provided in subsequent sections of this press release narrative and supplemental schedules. Rackspace Technology has not reconciled Non-GAAP Operating Profit, Non-GAAP Earnings Per Share, Non-GAAP Other Income (Expense) or Non-GAAP Tax Expense Rate guidance to the most directly comparable GAAP measure because it does not provide guidance on GAAP net income (loss) or the reconciling items between these Non-GAAP measures and GAAP net income (loss) as a result of the uncertainty regarding, and the potential variability of, certain of these items, such as share-based compensation expense. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort. With respect to Non-GAAP Operating Profit, Non-GAAP Earnings Per Share, Non-GAAP Other Income (Expense) and Non-GAAP Tax Expense Rate guidance, adjustments in future periods are generally expected to be similar to the kinds of charges and costs excluded from these Non-GAAP measures in prior periods, but the impact of such adjustments could be significant.

Conference Call and Webcast

Rackspace Technology will hold a conference call today, February 18, 2021, at 4:00pm CT / 5:00pm ET to discuss its fourth quarter and full year 2020 results. Interested parties may access the conference call live over the phone by dialing 1-877-407-4018 (domestic) or 1-201-689-8471 (international) and requesting the Rackspace Technology Fourth Quarter and Full Year 2020 Earnings Conference Call. A live webcast of the call will be available on Rackspace Technology’s website at https://ir.rackspace.com/news-and-events/events-and-presentations. An audio replay of the conference call will be available approximately three hours after the conference call until 11:59 pm ET on March 4, 2021, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and providing the passcode 13714667.

About Rackspace Technology

Rackspace Technology is a leading end-to-end multicloud technology services company. We design, build and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products and adopt innovative technologies.

Forward-looking Statements

Rackspace Technology has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, our ability to successfully respond to the challenges posed by the COVID-19 pandemic, and other matters. Any forward-looking statement made in this presentation speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. Rackspace Technology cautions that these statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in Rackspace Technology, Inc.’s Registration Statement on Form S-1 (File No. 333-239794), Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

Non-GAAP Financial Measures

This press release includes several non-GAAP financial measures such as constant currency revenue, Non-GAAP Gross Profit, Non-GAAP Net Income (Loss), Non-GAAP Operating Profit, Adjusted EBITDA and Non-GAAP Earnings Per Share (“EPS”). These non-GAAP financial measures exclude the impact of certain costs, losses and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons they are useful to management, as described in the accompanying pages, these measures are not a substitute for, or superior to, GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled each of these non-GAAP measures to the applicable most comparable GAAP measure in the accompanying pages.

IR Contact
Joe Crivelli
Rackspace Technology Investor Relations
ir@rackspace.com

PR Contact
Natalie Silva
Rackspace Technology Corporate Communications
publicrelations@rackspace.com

RACKSPACE TECHNOLOGY, INC.
CONSOLIDATED RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,				Year-Over-Year Comparison
	2019		2020
(In millions, except % and per share data)	Amount	% Revenue	Amount	% Revenue	Amount	% Change
Revenue	$627.1	100.0%	$716.2	100.0%	$89.1	14.2%
Cost of revenue	(372.7)	(59.4)%	(468.8)	(65.5)%	(96.1)	25.8%
Gross profit	254.4	40.6%	247.4	34.5%	(7.0)	(2.8)%
Selling, general and administrative expenses	(231.8)	(37.0)%	(252.2)	(35.2)%	(20.4)	8.8%
Income (loss) from operations	22.6	3.6%	(4.8)	(0.7)%	(27.4)	NM
Other income (expense):
Interest expense	(59.2)	(9.4)%	(59.2)	(8.3)%	—	—%
Loss on investments, net	(21.9)	(3.5)%	(0.2)	(0.0)%	21.7	(99.1)%
Gain (loss) on extinguishment of debt	0.3	0.0%	(34.5)	(4.8)%	(34.8)	NM
Other income (expense), net	(2.1)	(0.3)%	2.1	0.3%	4.2	NM
Total other income (expense)	(82.9)	(13.2)%	(91.8)	(12.8)%	(8.9)	10.7%
Loss before income taxes	(60.3)	(9.6)%	(96.6)	(13.5)%	(36.3)	60.2%
Benefit for income taxes	13.5	2.2%	32.8	4.6%	19.3	143.0%
Net loss	$(46.8)	(7.5)%	$(63.8)	(8.9)%	$(17.0)	36.3%

Net loss per share:
Basic and diluted	$(0.28)		$(0.32)
Weighted average number of shares outstanding:
Basic and diluted	165.3		200.7
NM = not meaningful.

RACKSPACE TECHNOLOGY, INC.
CONSOLIDATED RESULTS OF OPERATIONS

	Year Ended December 31,				Year-Over-Year Comparison
	2019		2020
(In millions, except % and per share data)	Amount	% Revenue	Amount	% Revenue	Amount	% Change
Revenue	$2,438.1	100.0%	$2,707.1	100.0%	$269.0	11.0%
Cost of revenue	(1,426.9)	(58.5)%	(1,722.7)	(63.6)%	(295.8)	20.7%
Gross profit	1,011.2	41.5%	984.4	36.4%	(26.8)	(2.7)%
Selling, general and administrative expenses	(911.7)	(37.4)%	(959.7)	(35.4)%	(48.0)	5.3%
Gain on sale	2.1	0.1%	—	—%	(2.1)	(100.0)%
Income from operations	101.6	4.2%	24.7	0.9%	(76.9)	(75.7)%
Other income (expense):
Interest expense	(329.9)	(13.5)%	(268.4)	(9.9)%	61.5	(18.6)%
Gain on investments, net	99.5	4.1%	0.7	0.0%	(98.8)	(99.3)%
Gain (loss) on extinguishment of debt	9.8	0.4%	(71.5)	(2.6)%	(81.3)	NM
Other income (expense), net	(3.3)	(0.1)%	2.5	0.1%	5.8	NM
Total other income (expense)	(223.9)	(9.2)%	(336.7)	(12.4)%	(112.8)	50.4%
Loss before income taxes	(122.3)	(5.0)%	(312.0)	(11.5)%	(189.7)	155.1%
Benefit for income taxes	20.0	0.8%	66.2	2.4%	46.2	NM
Net loss	$(102.3)	(4.2)%	$(245.8)	(9.1)%	$(143.5)	140.3%

Net loss per share:
Basic and diluted	$(0.62)		$(1.37)
Weighted average number of shares outstanding:
Basic and diluted	165.3		179.6
NM = not meaningful.

RACKSPACE TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)	December 31, 2019	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$83.8	$104.7
Accounts receivable, net of allowance for doubtful accounts and accrued customer credits of $17.0 and $28.3, respectively	350.3	483.0
Prepaid expenses	76.2	123.8
Other current assets	33.4	47.0
Total current assets	543.7	758.5

Property, equipment and software, net	727.8	884.6
Goodwill, net	2,745.8	2,761.1
Intangible assets, net	1,817.4	1,646.3
Operating right-of-use assets	308.3	171.1
Other non-current assets	129.4	156.2
Total assets	$6,272.4	$6,377.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$260.4	$285.4
Accrued compensation and benefits	128.5	110.6
Deferred revenue	66.6	76.7
Debt	29.0	43.4
Accrued interest	36.0	26.5
Operating lease liabilities	58.3	62.2
Financing obligations	42.9	48.8
Other current liabilities	50.2	88.6
Total current liabilities	671.9	742.2

Non-current liabilities:
Debt	3,844.3	3,319.3
Operating lease liabilities	256.5	118.2
Finance lease liabilities	88.4	358.1
Financing obligations	86.4	74.1
Deferred income taxes	326.9	236.7
Other non-current liabilities	99.2	145.5
Total liabilities	5,373.6	4,994.1

Commitments and Contingencies

Stockholders' equity:
Preferred stock, $0.01 par value per share: 5.0 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share: 1,495.0 shares authorized; 165.4 and 201.8 shares issued and outstanding, respectively	1.6	2.0
Additional paid-in capital	1,602.7	2,363.6
Accumulated other comprehensive income (loss)	12.0	(18.6)
Accumulated deficit	(717.5)	(963.3)
Total stockholders' equity	898.8	1,383.7
Total liabilities and stockholders' equity	$6,272.4	$6,377.8

RACKSPACE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In millions)	2019	2020
Cash Flows From Operating Activities
Net loss	$(102.3)	$(245.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	496.0	466.2
Amortization of operating right-of-use assets	70.5	70.7
Deferred income taxes	(40.7)	(73.6)
Share-based compensation expense	30.2	74.5
Gain on sale	(2.1)	—
(Gain) loss on extinguishment of debt	(9.8)	71.5
Unrealized (gain) loss on derivative contracts	54.0	(2.3)
Gain on investments, net	(99.5)	(0.7)
Provision for bad debts and accrued customer credits	17.8	24.7
Amortization of debt issuance costs and debt discount	18.3	18.0
Other operating activities	(0.4)	(1.4)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(42.2)	(156.0)
Prepaid expenses and other current assets	(10.2)	(58.0)
Accounts payable, accrued expenses, and other current liabilities	(32.7)	(7.4)
Deferred revenue	11.6	9.9
Operating lease liabilities	(78.1)	(58.0)
Other non-current assets and liabilities	12.5	(15.6)
Net cash provided by operating activities	292.9	116.7
Cash Flows From Investing Activities
Purchases of property, equipment and software	(198.0)	(116.5)
Acquisitions, net of cash acquired	(316.1)	(9.5)
Proceeds from sales	16.8	—
Proceeds from sales of investments	109.5	0.9
Other investing activities	1.3	(3.3)
Net cash used in investing activities	(386.5)	(128.4)
Cash Flows From Financing Activities
Proceeds from issuance of common stock, net	—	657.8
Proceeds from employee stock plans	—	31.1
Shares of common stock withheld for employee taxes	(1.1)	(2.1)
Repurchase of common stock	(2.2)	—
Cash settlement of share-based awards	(1.5)	—
Proceeds from borrowings under long-term debt arrangements	225.0	860.0
Payments on long-term debt	(320.0)	(1,450.6)
Payments for debt issuance costs	—	(8.8)
Principal payments of finance lease liabilities	(19.9)	(24.0)
Proceeds from financing obligations	62.6	20.9
Principal payments of financing obligations	(22.1)	(54.4)
Net cash provided by (used in) financing activities	(79.2)	29.9
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1.7	2.8
Increase (decrease) in cash, cash equivalents, and restricted cash	(171.1)	21.0
Cash, cash equivalents, and restricted cash at beginning of period	258.2	87.1
Cash, cash equivalents, and restricted cash at end of period	$87.1	$108.1

Supplemental Cash Flow Information
Cash payments for interest, net of amount capitalized	$265.3	$262.8
Cash payments for income taxes, net of refunds	$7.2	$15.6

Non-cash Investing and Financing Activities
Acquisition of property and equipment by finance leases	$12.6	$93.7
Acquisition of property, equipment and software by financing obligations	3.1	27.8
Decrease in property, equipment and software accrued in liabilities	(4.0)	(13.4)
Non-cash purchases of property, equipment and software	$11.7	$108.1

Non-cash increase in buildings within property, equipment and software, net due to lease modification	$—	$220.3
Debt issuance costs included in accrued liabilities	$—	$0.6
Other non-cash investing and financing activities	$1.2	$2.3

REVENUE BY SEGMENT

	Three Months Ended December 31,		% Change
(In millions, except %)	2019	2020	Actual	Constant Currency (1)
Multicloud Services	$480.0	$572.5	19.3%	18.6%
Apps & Cross Platform	81.0	91.3	12.6%	12.3%
Core Revenue	561.0	663.8	18.3%	17.7%
OpenStack Public Cloud	66.1	52.4	(20.7)%	(21.1)%
Total	$627.1	$716.2	14.2%	13.6%
(1)     Refer to "Non-GAAP Financial Measures" in this section for further explanation and reconciliation.

	Year Ended December 31,		% Change
(In millions, except %)	2019	2020	Actual	Constant Currency (1)
Multicloud Services	$1,832.6	$2,141.5	16.9%	16.7%
Apps & Cross Platform	319.2	336.6	5.4%	5.4%
Core Revenue	2,151.8	2,478.1	15.2%	15.1%
OpenStack Public Cloud	286.3	229.0	(20.0)%	(20.1)%
Total	$2,438.1	$2,707.1	11.0%	10.9%
(1)     Refer to "Non-GAAP Financial Measures" in this section for further explanation and reconciliation.

NON-GAAP GROSS PROFIT BY SEGMENT

	Three Months Ended December 31,				Year-Over-Year Comparison
(In millions, except %)	2019		2020
Non-GAAP gross profit by segment:	Amount	% of Segment Revenue	Amount	% of Segment Revenue	Amount	% Change
Multicloud Services	$201.8	42.0%	$210.2	36.7%	$8.4	4.2%
Apps & Cross Platform	30.5	37.7%	30.7	33.6%	0.2	0.7%
OpenStack Public Cloud	31.8	48.1%	22.0	42.0%	(9.8)	(30.8)%
Non-GAAP Gross Profit (1)	264.1		262.9		(1.2)	(0.5)%
Less:
Share-based compensation expense	(1.6)		(5.9)
Other compensation expense (2)	(1.3)		(1.0)
Purchase accounting impact on expense (3)	(2.3)		(1.2)
Restructuring and transformation expenses (4)	(4.5)		(7.4)
Total consolidated gross profit	$254.4		$247.4

(1)	Refer to "Non-GAAP Financial Measures" in this section for further explanation.
(2)	Adjustments for retention bonuses, mainly in connection with restructuring and transformation projects, and the related payroll tax.
(3)	Adjustment for the impact of purchase accounting from the November 2016 merger on expenses.
(4)	Adjustment for the impact of business transformation and optimization activities, as well as associated severance, facility closure costs and lease termination expenses.

	Year Ended December 31,				Year-Over-Year Comparison
(In millions, except %)	2019		2020
Non-GAAP gross profit by segment:	Amount	% of Segment Revenue	Amount	% of Segment Revenue	Amount	% Change
Multicloud Services	$774.7	42.3%	$810.2	37.8%	$35.5	4.6%
Apps & Cross Platform	118.7	37.2%	115.5	34.3%	(3.2)	(2.7)%
OpenStack Public Cloud	146.0	51.0%	100.3	43.8%	(45.7)	(31.3)%
Non-GAAP Gross Profit (1)	1,039.4		1,026.0		(13.4)	(1.3)%
Less:
Share-based compensation expense	(5.7)		(14.5)
Other compensation expense (2)	(2.8)		(5.9)
Purchase accounting impact on revenue (3)	0.2		—
Purchase accounting impact on expense (3)	(9.6)		(5.9)
Restructuring and transformation expenses (4)	(10.3)		(15.3)
Total consolidated gross profit	$1,011.2		$984.4

(1)	Refer to "Non-GAAP Financial Measures" in this section for further explanation.
(2)	Adjustments for retention bonuses, mainly in connection with restructuring and transformation projects, and the related payroll tax.
(3)	Adjustment for the impact of purchase accounting from the November 2016 merger on revenue and expenses.
(4)	Adjustment for the impact of business transformation and optimization activities, as well as associated severance, facility closure costs and lease termination expenses.

KEY OPERATING METRICS

	Three Months Ended December 31,
(In millions, except %)	2019	2020
Bookings	$230.8	$292.5
Core Quarterly Net Revenue Retention Rate	98%	101%
Quarterly Net Revenue Retention Rate	98%	100%
Annualized Recurring Revenue (ARR)	$2,411.6	$2,711.1

	Year Ended December 31,
(In millions)	2019	2020
Bookings	$700.7	$1,126.1
Annualized Recurring Revenue (ARR)	$2,411.6	$2,711.1

NON-GAAP FINANCIAL MEASURES

Constant Currency Revenue

We use constant currency revenue as an additional metric for understanding and assessing our growth excluding the effect of foreign currency rate fluctuations on our international business operations. Constant currency information compares results between periods as if exchange rates had remained constant period over period and is calculated by translating the non-U.S. dollar income statement balances for the most current period to U.S. dollars using the average exchange rate from the comparative period rather than the actual exchange rates in effect during the respective period. We also believe this is an important metric to help investors evaluate our performance in comparison to prior periods.

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2020			% Change
(In millions, except %)	Revenue	Revenue	Foreign Currency Translation (a)	Revenue in Constant Currency	Actual	Constant Currency
Multicloud Services	$480.0	$572.5	$(3.1)	$569.4	19.3%	18.6%
Apps & Cross Platform	81.0	91.3	(0.2)	91.1	12.6%	12.3%
OpenStack Public Cloud	66.1	52.4	(0.4)	52.0	(20.7)%	(21.1)%
Total	$627.1	$716.2	$(3.7)	$712.5	14.2%	13.6%

(a)	The effect of foreign currency is calculated by translating current period results using the average exchange rate from the prior comparative period.

	Year Ended December 31, 2019	Year Ended December 31, 2020			% Change
(In millions, except %)	Revenue	Revenue	Foreign Currency Translation (a)	Revenue in Constant Currency	Actual	Constant Currency
Multicloud Services	$1,832.6	$2,141.5	$(1.8)	$2,139.7	16.9%	16.7%
Apps & Cross Platform	319.2	336.6	(0.1)	336.5	5.4%	5.4%
OpenStack Public Cloud	286.3	229.0	(0.2)	228.8	(20.0)%	(20.1)%
Total	$2,438.1	$2,707.1	$(2.1)	$2,705.0	11.0%	10.9%

(a)	The effect of foreign currency is calculated by translating current period results using the average exchange rate from the prior comparative period.

Non-GAAP Gross Profit

Our principal measure of segment profitability is segment non-GAAP gross profit. We also present Non-GAAP Gross Profit, which is the aggregate of segment non-GAAP gross profit, because we believe the measure is useful in analyzing trends in our underlying, recurring gross margins. We define Non-GAAP Gross Profit as our consolidated gross profit, adjusted to exclude the impact of share-based compensation expense and other non-recurring or unusual compensation items, purchase accounting-related effects, and certain business transformation-related costs. For a reconciliation of our Non-GAAP Gross Profit to our total consolidated gross profit, see “Non-GAAP Gross Profit by Segment” above.

Non-GAAP Net Income (Loss), Non-GAAP Operating Profit and Adjusted EBITDA

We present Non-GAAP Net Income (Loss), Non-GAAP Operating Profit and Adjusted EBITDA because they are a basis upon which management assesses our performance and we believe they are useful to evaluating our financial performance. We believe that excluding items from net income that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

We define Non-GAAP Net Income (Loss) as net income (loss) adjusted to exclude the impact of non-cash charges for share-based compensation and cash charges related to the settlement of share-based awards in connection with the November 2016 merger, transaction-related costs and adjustments, restructuring and transformation charges, management fees, the amortization of acquired intangible assets and certain other non-operating, non-recurring or non-core gains and losses, as well as the tax effects of these non-GAAP adjustments.

We define Non-GAAP Operating Profit as net income (loss), plus interest expense and income taxes, further adjusted to exclude the impact of non-cash charges for share-based compensation and cash charges related to the settlement of share-based awards in connection with the November 2016 merger, transaction-related costs and adjustments, restructuring and transformation charges, management fees, the amortization of acquired intangible assets and certain other non-operating, non-recurring or non-core gains and losses.

We define Adjusted EBITDA as Non-GAAP Operating Profit plus depreciation and amortization.

Non-GAAP Operating Profit and Adjusted EBITDA are management’s principal metrics for measuring our underlying financial performance. Adjusted EBITDA, along with other quantitative and qualitative information, is also the principal financial measure used by management and our board of directors in determining performance-based compensation for our management and key employees.

These non-GAAP measures are not intended to imply that we would have generated higher income or avoided net losses if the November 2016 merger and the subsequent transactions and initiatives had not occurred. In the future we may incur expenses or charges such as those added back to calculate Non-GAAP Net Income (Loss), Non-GAAP Operating Profit or Adjusted EBITDA. Our presentation of Non-GAAP Net Income (Loss), Non-GAAP Operating Profit and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these items. Other companies, including our peer companies, may calculate similarly-titled measures in a different manner from us, and therefore, our non-GAAP measures may not be comparable to similarly-tiled measures of other companies. Investors are cautioned against using these measures to the exclusion of our results in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2019	2020	2019	2020
Net loss	$(46.8)	$(63.8)	$(102.3)	$(245.8)
Share-based compensation expense	7.4	17.7	30.2	74.5
Cash settled equity and special bonuses (a)	6.5	18.4	24.1	37.5
Transaction-related adjustments, net (b)	8.8	11.3	22.5	46.7
Restructuring and transformation expenses (c)	11.9	45.1	54.3	104.8
Management fees (d)	6.6	—	16.2	8.4
Net (gain) loss on divestiture and investments (e)	21.8	0.2	(101.6)	(0.7)
Net (gain) loss on extinguishment of debt (f)	(0.3)	34.5	(9.8)	71.5
Other (income) expense, net (g)	2.3	(2.1)	3.3	(2.5)
Amortization of intangible assets (h)	43.0	44.0	167.5	176.3
Tax effect of non-GAAP adjustments (i)	(25.9)	(51.7)	(42.0)	(119.4)
Non-GAAP Net Income	35.3	53.6	62.4	151.3
Interest expense	59.2	59.2	329.9	268.4
Benefit for income taxes	(13.5)	(32.8)	(20.0)	(66.2)
Tax effect of non-GAAP adjustments (i)	25.9	51.7	42.0	119.4
Non-GAAP Operating Profit	106.9	131.7	414.3	472.9
Depreciation and amortization	123.7	111.1	496.0	466.2
Amortization of intangible assets (h)	(43.0)	(44.0)	(167.5)	(176.3)
Adjusted EBITDA	$187.6	$198.8	$742.8	$762.8

(a)	Includes expense related to the cash settlement of unvested equity awards that were outstanding at the consummation of the November 2016 merger (amounting to $3 million for the year ended December 31, 2019 and zero for all other periods presented), retention bonuses, mainly relating to restructuring and integration projects, and, beginning in 2019, senior executive signing bonuses and relocation costs. The three months and year ended December 31, 2020 also includes $13 million for one-time cash bonuses related to successful completion of the IPO.
(b)	Includes legal, professional, accounting and other advisory fees related to the acquisition of Onica in the fourth quarter of 2019 and the IPO in the third quarter of 2020, integration costs of acquired businesses, purchase accounting adjustments (including deferred revenue fair value discount), payroll costs for employees that dedicate significant time to supporting these projects and exploratory acquisition and divestiture costs and expenses related to financing activities.
(c)	Includes consulting and advisory fees related to business transformation and optimization activities, payroll costs for employees that dedicate significant time to these projects, as well as associated severance, facility closure costs and lease termination expenses. We assessed these activities and determined that they did not qualify under the scope of ASC 420 (Exit or Disposal costs).
(d)	Represents historical management fees pursuant to management consulting agreements. The management consulting agreements were terminated effective August 4, 2020, and therefore no management fees have accrued or will be payable for periods after August 4, 2020.
(e)	Includes gains and losses on investment and from dispositions, including our investment in CrowdStrike realized in 2019.
(f)	Includes gains and losses on our repurchases of 8.625% Senior Notes.
(g)	Reflects mainly changes in the fair value of foreign currency derivatives.
(h)	All of our intangible assets are attributable to acquisitions, including the November 2016 merger.
(i)	We utilize an estimated structural long-term non-GAAP tax rate in order to provide consistency across reporting periods, removing the effect of non-recurring tax adjustments, which include but are not limited to tax rate changes, U.S. tax reform, share-based compensation, audit conclusions and changes to valuation allowances. For 2019 and 2020, we used a structural non-GAAP tax rate of 26%, which reflects the removal of the tax effect of non-GAAP pre-tax adjustments and non-recurring tax adjustments on a year-over-year basis. The non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term non-GAAP tax rate as appropriate. We believe that making these adjustments facilitates a better evaluation of our current operating performance and comparisons to prior periods.

Non-GAAP Earnings Per Share (EPS)

We define Non-GAAP EPS as Non-GAAP Net Income divided by our GAAP average number of shares outstanding for the period on a diluted basis, after giving effect to the twelve-for-one stock split that was approved and effected on July 20, 2020 (the “Stock Split”), and further adjusted for the average number of shares associated with securities which are anti-dilutive to GAAP earnings per share but dilutive to Non-GAAP EPS. Management uses Non-GAAP EPS to evaluate the performance of our business on a comparable basis from period to period, including by adjusting for the impact of the issuance of shares that would be dilutive to Non-GAAP EPS.

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2019	2020	2019	2020
Net loss attributable to common stockholders	$(46.8)	$(63.8)	$(102.3)	$(245.8)
Non-GAAP Net Income	$35.3	$53.6	$62.4	$151.3

Weighted average number of shares - Diluted	165.3	200.7	165.3	179.6
Effect of dilutive securities (a)	0.2	6.2	0.6	3.7
Non-GAAP weighted average number of shares - Diluted	165.5	206.9	165.9	183.3

Net loss per share - Diluted	$(0.28)	$(0.32)	$(0.62)	$(1.37)
Per share impacts of adjustments to net loss (b)	0.50	0.59	1.00	2.21
Per share impacts of shares dilutive after adjustments to net loss (a)	(0.01)	(0.01)	(0.00)	(0.01)
Non-GAAP EPS	$0.21	$0.26	$0.38	$0.83

(a)	Reflects impact of awards that would have been anti-dilutive to Net loss per share, and therefore not included in the calculation, but would be dilutive to Non-GAAP EPS and are therefore included in the share count for purposes of this non-GAAP measure. Potential common share equivalents consist of shares issuable upon the exercise of stock options, vesting of restricted stock or purchase under the Employee Stock Purchase Plan (the “ESPP”), as well as contingent shares associated with our acquisition of Datapipe Parent, Inc. Certain of our potential common share equivalents are contingent on Apollo achieving pre-established performance targets based on a multiple of their invested capital ("MOIC"), which are included in the denominator for the entire period if such shares would be issuable as of the end of the reporting period assuming the end of the reporting period was the end of the contingency period.
(b)	Reflects the aggregate adjustments made to reconcile Non-GAAP Net Income to our net loss, as noted in the above table, divided by the GAAP diluted number of shares outstanding for the relevant period.